January 24, 2006



Board of Directors Innofone.Com, Incorporated 1431 Ocean Avenue, Suite 1100 Santa Monica, CA 90401 U.S.A.

Dear Sirs:

This letter is to constitute our consent to include the audit report of Innofone.Com, Incorporated as of June 30, 2004 in the Registration Statement Filed on 10-KA contemporaneously herewith and subject to any required amendments thereto.


Yours very truly,

DANZIGER & HOCHMAN


  s/ Gary Cilevitz


Gary Cilevitz

GC/ekm